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                                                                    EXHIBIT 99.1



CONTACT
Daniel H. Popky
Sr. Vice President & CFO
404/370-4277

            ALLIED HOLDINGS AMENDS ITS SENIOR SECURED CREDIT FACILITY

DECATUR, GEORGIA, SEPTEMBER 4, 2003 - ALLIED HOLDINGS, INC. (AMEX:AHI) ANNOUNCED TODAY THAT IT HAS SUCCESSFULLY COMPLETED AN AMENDMENT TO ITS SENIOR SECURED CREDIT FACILITY TO EXTEND THE MATURITY, INCREASE LIQUIDITY, AND ADJUST FINANCIAL COVENANTS AMONG OTHER CHANGES. The amendment provides Allied with a $190 million senior secured facility consisting of a $100 million term loan and a $90 million revolving credit facility. The amendment extends the final maturity date of the entire facility from February 2005 to September 2007. Ableco Finance LLC and Wells Fargo Foothill, Inc., a wholly-owned subsidiary of Wells Fargo & Company (NYSE:WFC), remain as agents of the amended facility.

The $100 million term loan will bear interest in a range between 8.5% and 11.5% to be determined based solely on the Company's leverage as defined in the agreement. The interest rates on the previous term loans were based solely on a spread over the prime rate. The weighted average rate of interest on the prior term loans before the amendment was 10.0%. Interest rates under the amended revolving credit facility will remain unchanged from the prior facility at the prime rate plus 1.5% with a minimum interest rate of 6.5%.

Prior to the amendment, the senior credit facility consisted of a $120 million revolving credit facility and $82.75 million of term loans. Prior to the amendment the unpaid balance of the term loans was $66.0 million and outstanding borrowings under the revolving credit facility were $36.5 million. As a result of the amendment, the outstanding balance of the term loans will be increased to $100 million with a corresponding reduction to the outstanding borrowings under the revolving credit facility. This change will provide additional liquidity under the revolving credit facility. The amended facility also reduces the minimum EBITDA covenant, as defined in the agreement, to $50 million for a rolling twelve-month period. The amended facility continues to be secured by all assets of the Company and its subsidiaries (other than its captive insurance company). Allied's $150 million of 8 5/8% senior unsecured notes due in 2007 will continue as a part of the Company's capital structure.

Commenting on the announcement, Hugh E. Sawyer, Allied's President and Chief Executive Officer, said, "The amended facility provides Allied with more favorable financial covenants, additional availability and extends the maturity date of the facility for an additional two and a half years. More flexible covenants and additional availability will facilitate opportunities for investments in the equipment and technology that supports outstanding customer service. Although we will continue to face challenging external events in this transition year of the turnaround, this amendment to our senior secured credit facility is clearly another positive step in the revitalization of Allied Holdings."

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including statements regarding effects of the amended credit facility, including, without limitation, the positive affect on the Company's revitalization efforts and the increased flexibility and the increased availability to invest in equipment and technology resulting from the amended covenants contained in the credit facility are subject to certain risks and

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uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt agreements, the ability of the Company to obtain financing in the future and the Company's highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.